Exhibit 99.1

                                    AGREEMENT

     The undersigned agree that this Schedule 13D, dated as of the date hereof, relating to the Common Stock, par value $0.0025 per share, of The Immune Response Corporation, shall be filed on behalf of the undersigned.

Date:  August 11, 2006

                                                     Qubit Holdings LLC


                                                     By:      /s/ Alan Fogelman
                                                              ------------------
                                                     Name:    Alan Fogelman
                                                     Title:   Non-Member Manager

                                                     /s/ Alan Fogelman
                                                     ---------------------------
                                                         Alan Fogelman